EXHIBIT 10

TERMINATION AGREEMENT

     This Termination Agreement dated September 28, 1996, is made by and among Empire Gas Corporation, a Missouri corporation ("EGC"), Northwestern Growth Corporation, a South Dakota corporation ("NGC"), and SYN Inc., a Delaware corporation ("SYN"), with respect to the following circumstances:

     A. Acting together, EGC and NGC, in 1995, made a successful bid to acquire Synergy Group, Incorporated, a Delaware corporation ("Synergy"), and caused SYN to be incorporated to make such acquisition. Thereafter, pursuant to the Purchase and Sale Agreement, dated as of May 17, 1995, by and among Sherman C. Vogel, Stephen A. Vogel, Jeffrey K. Vogel, Jon M. Vogel, Jeanette Vogel, Synergy, S&J Investments, SYN and NGC, as amended (the "Synergy Acquisition Agreement"), SYN consummated the acquisition of Synergy and its operating subsidiaries on August 14 and 15, 1995 (the "Synergy Acquisition").

     B. Synergy and its operating subsidiaries at the time of the Synergy Acquisition were, and since then have continued to be, principally engaged in the business of distributing and selling at retail liquefied petroleum ("LP") gas and appliances.

     C. In connection with the organization and capitalization of SYN and the consummation by SYN of the Synergy Acquisition, certain other agreements involving EGC, NGC and SYN were entered into, including:

           (a) the Agreement Among Initial Stockholders and SYN, dated as of May 17, 1995, among EGC, NGC and SYN (as amended and restated to date and as the same hereafter may be amended, the "Initial SYN Stockholders Agreement"), which provides for, among other things, the capitalization of SYN, an option by EGC to purchase certain shares of common stock of SYN from NGC and restrictions on, and rights of first refusal with respect to, dispositions of common stock of SYN;

          (b) the Management Agreement, dated May 17, 1995, among EGC, NGC and SYN (as amended to date and as the same hereafter may be amended, the "Management Agreement"), which principally provides for the management of SYN by EGC, after the Synergy Acquisition, subject to direction by the Board of Directors of SYN; and

          (c) the Agreement Among SYN Inc. and Its Stockholders, dated August 15, 1995, among SYN, NGC, EGC and the persons referred to therein as the "Vogels", which principally provides rights to stockholders of SYN to have their shares of common stock of SYN registered under the Securities Act of 1933, as amended, under certain circumstances.

     D.   On September 9, 1996, NGC announced that it has contracted:

          (a) to acquire Empire Energy Corporation, a Tennessee corporation ("Energy") (such acquisition being hereinafter sometimes referred to as the "Energy Acquisition"), pursuant to the Agreement and Plan of Merger, dated as of September 6, 1996, by and among NGC, EEC Co., a Tennessee corporation, Energy and stockholders of Energy (as the same hereafter may be amended, the "Energy Acquisition Agreement"); and

          (b) to purchase certain preferred stock of CGI Holdings, Inc., a Delaware corporation ("CGI"), and to create options by which NGC may elect to acquire, or be required to acquire, CGI (such acquisition being hereinafter sometimes referred to as the "CGI Acquisition"), pursuant to the Stock Purchase and Merger Agreement dated September 4, 1996, among NGC, CGI Acquisition Corporation, a Delaware corporation, CGI and the holders of all of the preferred stock of CGI (as the same hereafter may be amended, the "CGI Acquisition Agreement").

     E. Both Energy and CGI, with their respective subsidiaries, are engaged in selling and distributing at retail LP gas and appliances, and CGI, through a subsidiary, also is engaged in marketing LP gas at wholesale.

     F. Issues have arisen between EGC and NGC with respect to their existing agreements on account of NGC entering into the Energy Acquisition Agreement and the CGI Acquisition Agreement, as well as the plans by NGC for the future of the business and assets of SYN which presently are being managed by EGC under the Management Agreement.

     G. This Agreement is entered into for the acquisition of various EGC interests and for a general settlement of agreements and other matters between NGC and SYN (as a majority-owned subsidiary of NGC), on the one hand, and EGC, on the other hand, upon the terms, and subject to the conditions, hereafter provided.

     NOW THEREFORE, in consideration of the premises and the promises exchanged herein, the parties hereto hereby agree as follows:

     Section 1. Certain Definitions. In addition to terms defined elsewhere in this Agreement, the following definitions apply for purposes of this Agreement:

     1.1. "Event A" means that (a) either or both the Energy Acquisition and/or the CGI Acquisition close on or before June 30, 1997, and (b) an MLP Transaction takes place on or before June 30, 1997, in which event Event A shall be deemed to occur when the MLP Transaction occurs.

     1.2. "Event B" means that (a) either or both the Energy Acquisition and/or the CGI Acquisition close on or before June 30, 1997, but (b) no MLP Transaction takes place on or before June 30, 1997.

     1.3. "MLP Transaction" means the closing of a distribution and sale to the public, in an underwritten public offering registered for such purpose under the Securities Act of 1933, as amended, of limited partnership interests in a master limited partnership involving the LP gas distribution business of SYN and either or both of the LP gas distribution businesses of Energy and CGI.

     Section 2. Section 5.2 Waiver. SYN and EGC each hereby waives all rights it may have under Section 5.02(b) of the Management Agreement to participate in the ownership of either or both of (a) Energy, if and when acquired by NGC (or its assignee or designee) pursuant to the Energy Acquisition Agreement, and (b) CGI, if and when acquired by NGC (or its assignee or designee) pursuant to the CGI Acquisition Agreement. Further, EGC agrees that it will make such reasonable efforts as may be requested by NGC to assist NGC in its efforts to conclude such acquisitions.

     Section 3.     Alternative Conditions and Payment Amounts.

          (a) If Event A occurs, immediately following such occurrence, at the offices of NGC, or at such a different time, date and/or place as is fixed by agreement in writing between NGC and EGC, the transactions provided for in Section 4 below (the "Transactions") shall be consummated (the "Closing") by the parties hereto, and the "Payment Amount" shall be $20,000,000.

          (b) If, on June 30, 1997, Event B has occurred, but Event A has not occurred, then EGC shall have the option to:

                    (i) Elect (by so notifying NGC in writing) that the Closing of the Transactions take place on July 1, 1997, at 10:00 a.m. (local time at the place of closing) at the offices of NGC, or at such a different time, date and/or place as is fixed by agreement in writing between NGC and EGC, in which case the "Payment Amount" shall be $15,000,000; or

                    (ii) Elect (by so notifying NGC in writing) to defer the Closing of the Transactions, in which case the following provisions shall apply:

                              (A)  If an MLP Transaction takes place on or
               before December 31, 1997, the Closing of the Transactions shall take place immediately following such occurrence, at the offices of NGC, or at such a different time, date and/or place as is fixed by agreement in writing between NGC and EGC, in which case the "Payment Amount" shall be $20,000,000; and

                              (B)  If an MLP Transaction does not take
               place on or before December 31, 1997, the Closing of the Transactions shall take place on January 2, 1998, at 10:00 a.m. (local time at the place of closing) at the offices of NGC, or at such a different time, date and/or place as is fixed by agreement in writing between NGC and EGC, in which case the "Payment Amount" shall be $15,000,000.

          (c) If neither Event A nor Event B shall have occurred on or before June 30, 1997, then Section 4 below shall cease to be in effect, and the Closing provided for therein shall not be consummated except to the extent the parties hereto otherwise agree in writing.

          (d) NGC shall use commercially reasonable efforts to close an MLP Transaction on or prior to June 30, 1997. If, despite such efforts, no MLP Transaction has occurred on or prior to June 30, 1997, and EGC elects to defer the Closing of the Transactions pursuant to
     Section 3(b)(ii) above, NGC will continue to use commercially reasonable efforts to close an MLP Transaction on or prior to December 31, 1997.

          (e) NGC and Paul S. Lindsey, Jr. hereby agree that, in exchange for the written general release from Mr. Lindsey described in Section 4.11, $2,000,000 of the Payment Amount shall be allocated to Mr. Lindsey, as the controlling shareholder of EGC, in settlement of his claims for tortious interference with contracts, for personal injury including injury to Mr. Lindsey's personal and professional reputation and emotional distress, humiliation and embarrassment resulting from termination of the Synergy Acquisition documents, and Mr. Lindsey shall provide consulting services to NGC as the parties may agree; provided, however, that this Section 3(e) does not constitute an admission by NGC or SYN of any such liability for any purpose.

     Section 4. The Closing of the Transactions. If the Closing becomes required in accordance with preceding Section 3, then, at the time, date and place provided for in such Section 3 the parties hereto will effect the Closing by doing the following, with the obligations of NGC and SYN, on one side, and EGC, on the other side, to effect the Closing being mutually dependent on the other's performance of its or their obligations to effect the Closing:

     4.1. NGC shall cause the applicable Payment Amount (as determined in accordance with preceding Section 3) to be deposited in such bank account as shall have been designated by EGC in a notice given in writing to NGC prior to the Closing, except that, in accordance with Section 3(e) above, $2,000,000 of the Payment Amount shall be deposited in such bank account as shall have been designated by Paul S. Lindsey, Jr. in a notice given in writing to NGC prior to the Closing.

     4.2. EGC shall transfer to NGC clear title to all of EGC's stock interests in SYN (which will consist of the 30% of the outstanding common stock of SYN presently owned by EGC) and Myers Propane Gas Company, an Ohio corporation ("Myers") (which will consist of the 49% of the outstanding common stock of Myers presently owned by EGC), by delivery to NGC of documents sufficient to accomplish such result, in form and substance reasonably satisfactory to counsel for NGC.

     4.3. The parties hereto shall terminate the agreements set forth on Exhibit A to this Agreement, and each of the parties hereto shall execute and deliver to the other parties hereto such agreements, instruments and/or other documents sufficient to accomplish such result, in form and substance reasonably satisfactory to counsel for the respective parties; provided, however, that notwithstanding the foregoing, the non-competition provisions in Section 5.02(a) and the first sentence of Section 5.02(b) of the Management Agreement shall continue in effect for the one and two year periods, respectively, specified therein for continuation after the Management Agreement ceases to be in effect and, as provided in Section 7 of this Agreement, a modified version of Section 11.02(a) of the Management Agreement shall continue in effect for the limited period of time specified in such Section 7.

     4.4. NGC shall cause Empire Service Corporation, a Tennessee corporation which is a wholly-owned subsidiary of Energy ("Service"), to join with EGC in amending the Service Agreement, dated as of May 7, 1994, between Service and EGC, as heretofore amended (the "Service Agreement"), in order (a) to change the term of the Service Agreement so that it remains in effect for a period of one year following the date of this Agreement and thereafter continues in effect from year to year if the parties thereto both so consent in writing, and (b) to modify (to the extent capable of modification by negotiation in good faith) the terms of the Service Agreement to better reflect and achieve the business goals of the respective parties thereto; and NGC and EGC will, and NGC will cause Service to, execute and deliver such agreements, instruments and/or other documents sufficient to accomplish such result, in form and substance reasonably satisfactory to counsel for NGC and EGC.

     4.5. SYN either (a) shall offer to employ, and, upon the acceptance of such offer, employ those persons listed or described on Exhibit B to this Agreement, in positions and for compensation comparable to their positions and compensation in their present employment with EGC (such positions and compensation being as listed in such Exhibit B) for a period of at least six months after the Closing, or (b) shall provide severance benefits for that portion of such period for which such employment is not continued by SYN (with exceptions for discharge of the employees for cause and termination of employment by the employed persons or by reason of any such person's death or disability), with such severance benefits to consist of the continuation of the terminated person's compensation and employee benefits for the balance of such six month period, provided that if such terminated person returns to employment with EGC or any of EGC's subsidiaries or other affiliates within 12 months after the Closing, then EGC will reimburse SYN for the cost of any severance benefits provided to such person by SYN after termination of such person's employment with SYN; and SYN and EGC shall execute and deliver such agreements, instruments and/or other documents sufficient to accomplish such result, in form and substance reasonably satisfactory to their respective counsel.

     4.6. SYN and EGC shall bind themselves to continue until June 30, 1997 any insurance coverage heretofore obtained by such parties as a result of their use of their purchasing power on a joint basis, and to obtain such coverages on such basis after June 30, 1997 if both parties so agree in writing, provided that this obligation shall terminate if at any time NGC ceases to own a majority of the outstanding common stock of SYN, or if substantially all of the LP gas retail sale and distribution business of SYN and its subsidiaries is sold or transferred for value to another owner, including a sale or transfer to a master limited partnership or its operating limited partnership in connection with an MLP Transaction; and NGC, SYN and EGC shall execute and deliver such agreements, instruments and/or other documents sufficient to provide for such result, in form and substance reasonably satisfactory to their respective counsel.

     4.7. NGC (which hereby represents to EGC that in the event of the completion of the Energy Acquisition, Energy will be NGC's subsidiary and Energy will succeed to the landlord's interest in the Lease Agreement, dated as of May 7, 1994, between Evergreen National Corporation, as lessor, and EGC, as lessee, for the leasing of EGC's headquarters building space in Lebanon, Missouri (the "Lease")) will cause Energy to join with EGC in amending the Lease to give the lessor and the lessee the option to terminate the Lease before the expiration of its term on the second anniversary date of the Closing, or any anniversary date of the Closing thereafter, provided that the terminating party gives written notice to the other party to the Lease of the terminating party's election to terminate at least sixty days prior to such anniversary date; and NGC and EGC will, and NGC will cause Energy to, execute and deliver such agreements, instruments and/or other documents sufficient to accomplish such result, in form and substance reasonably satisfactory to counsel for NGC and EGC.

     4.8. SYN will cause clear title (except for being subject to any leases or other matters made by the transferee) to the transport assets which it heretofore has leased to Propane Resources Transportation, Inc., a Missouri corporation ("PRT") (which assets are listed in Exhibit C to this Agreement), as well as clear title to the stock of PRT owned by SYN (identified as to amount and class in said Exhibit C), to be transferred to EGC in exchange for a five-year note issued by EGC (the terms of which shall be mutually agreed upon by the parties) in an amount equal to the sum of (a) the fair market value of the transport assets to be transferred (as determined by the mutual agreement of SYN and EGC), plus (b) $0 (representing the cost to SYN of the stock of PRT to be transferred by SYN), which note shall be secured by the transferred assets. EGC will cause PRT to make a contract with SYN to provide that, for a period of five years (unless earlier terminated as provided in the contract):

          (a) SYN (or any successor to substantially all of its business and assets) will utilize the transportation services of PRT to service the same companies as are currently being serviced for SYN by PRT (other than service centers that are subsequently sold, exchanged or closed or for which SYN (or such successor) elects service by means other than truck);

          (b) SYN will pay for such services for each particular retail service center at one of the following rates (to be agreed upon by SYN and PRT on a center-by-center basis):

                    (i) The average of the then-prevailing independent common carrier rates for the particular geographical region in which such retail service center is located; or

                    (ii) The rate charged by PRT to SYN as in effect as of the date of this Agreement;

          (c) SYN will be entitled to the use of the transport assets on a "priority basis" (i.e., other customers of PRT (other than EGC) will receive transport services only to the extent the transport assets are not required to service SYN), but on an equal basis on which such assets are used by PRT to service EGC; and

          (d) PRT will agree to provide transportation services as can customarily be expected in the industry, and as have been received by SYN from PRT.

     SYN and EGC will, and EGC will cause PRT to, execute and deliver such agreements, instruments and/or other documents sufficient to accomplish such results, in form and substance reasonably satisfactory to counsel for SYN, EGC and PRT.

     4.9. EGC shall cause Propane Resources Supply and Marketing L.L.C. ("PRSM") to agree to permit SYN to terminate the SYN, Inc. Thru Put Agreement dated May 21, 1996 between SYN and PRSM.

     4.10. EGC shall deliver to SYN the resignations of all persons who are in the employ of EGC from all positions (whether as director, officer, employee, agent, attorney-in-fact or other) held by them with SYN and/or any of SYN's subsidiaries and/or with any of the employee benefit plans of SYN and/or any of SYN's subsidiaries or trusts therefor, together with such persons' full and complete releases of SYN, such subsidiaries of SYN and such benefit plans or trusts therefor, from any and all claims, including (without limitation by this specification) all claims for compensation, employment benefits and/or damages. SYN shall continue to provide indemnification for any such individuals for actions taken in their capacities as directors, officers or employees of SYN to the extent provided for by the Certificate of Incorporation and By-Laws of SYN as in effect on the date of this Agreement (to the extent permitted by law), and NGC hereby guarantees SYN's performance of such indemnification obligations.

     4.11. NGC and SYN, as one set of parties, and EGC and Paul S. Lindsey, Jr., as the other set of parties, will execute and deliver to each other reciprocal written general releases from liabilities and claims against the released party or parties, as the case may be, and said released party's or parties' directors, officers, employees and controlling stockholders, which releases shall be in form and substance reasonably satisfactory to counsel for the parties, to be provided at the Closing provided for in Sections 3 and 4 above; provided, however, that such general releases shall except therefrom all such adjustments between EGC and either SYN or NGC, or both, that may be found to be required as a result of the audit of the financial statements of SYN and its subsidiaries as of June 30, 1997, and for the fiscal year then ended, which audit shall be completed, and the adjustments identified in a notice given by the party asserting the need for the adjustment to the other parties hereto, not later than September 30, 1997.

     4.12. (a) SYN and EGC shall bind themselves to share any Net Recovery from the Selling Stockholders (as defined in the Synergy Acquisition Agreement) under post-closing claims for recovery already made by or for SYN under such agreement, as well as such claims as hereafter may be made, so that when all such claims are resolved, a cash payment equal to a 36.5% share (representing the ratio of EGC's holdings of common stock of SYN as of the date of this Agreement to the sum of the holdings of EGC and
NGC) of such Net Recovery will be made either by NGC or by SYN, as NGC shall determine, to EGC, or to EGC's order, in exchange for EGC's acknowledgment of payment in full of such amount; and NGC and EGC shall execute and deliver such agreements, instruments and/or other documents sufficient to provide for such results, in form and substance reasonably satisfactory to counsel for NGC and EGC.

     (b) The term "Net Recovery" in preceding paragraph (a) means the total recovery by SYN under all post-closing claims made by it (whether heretofore or hereafter made) against the Selling Stockholders and/or the Stockholders' Agent (as those terms are defined in the Synergy Acquisition Agreement) under the Synergy Acquisition Agreement and/or the escrow agreements referred to therein, whether such recovery is pursuant to an award in arbitration, final court order or settlement agreement, less the following deductions:

          (i) The unrecovered out-of-pocket expenses (i.e., payments to third parties, and not compensation for time spent by NGC or SYN employees) paid by SYN for the investigation and prosecution of such claims incurred on or after October 1, 1996; and

          (ii) That portion of the total recovery as reimburses SYN for claims of, damages and liabilities due, and all obligations owed by SYN or any of its subsidiaries to third parties which gave rise to the post-closing claims, such as (without limitation of the generality of the foregoing by this specification) liabilities for taxes or penalties due any governmental authority and amounts due and owing under contractual obligations to third parties; and

          (iii) The portion of such total recovery properly allocated to the common stock interest in SYN held by the aforesaid Selling Stockholders (which currently is 17.5%); and

          (iv) The amounts payable to Energy on account of its claims under the Asset Purchase Agreement, dated as of July 25, 1995, between SYN and Energy, and on account of Energy's rights under such agreement to a share of SYN's recovery on its aforesaid post-closing claims; provided, however, that the maximum deduction pursuant to this clause
     (iv) shall be $6,000,000.

     (c) EGC will cooperate with SYN as reasonably requested by SYN in the development and prosecution of such claims, without charge or reimbursement other than reimbursement of EGC by SYN of out-of-pocket expenses paid by EGC to third parties in connection with the performance of its obligation herein to so cooperate.

     4.13. SYN shall assign to Paul S. Lindsey, Jr. all of SYN's right, title and interest in and to, both as owner and beneficiary, that certain term life insurance policy insuring the life of Mr. Lindsey in the face amount of $10,000,000.

     4.14. EGC shall continue to supply LP to SYN, along with storage and other services necessary for SYN's operations as presently contemplated in SYN's business plan for the 1996-97 heating season, through at least March 31, 1997 on the terms and conditions by which EGC presently provides LP to SYN and on which such storage and other services are provided to SYN, and shall provide SYN with reasonable assistance in its efforts to transition to alternative sources of supply and storage (whether before or after March 31, 1997).

     Section 5. Status of Management Agreement and the Initial SYN Stockholders Agreement. Unless and until the Closing of the Transactions provided for in Section 4 above occurs, the Management Agreement and the Initial SYN Stockholders Agreement shall continue in full force and effect in accordance with their respective terms, until each of them expires in accordance with its terms or is terminated before expiration in accordance with its terms or by agreement of the parties thereto in writing. While the Management Agreement continues in full force and effect as provided in the preceding sentence, the compensation of EGC as provided in Article 4 therein shall continue to accrue and be paid by SYN as provided therein, except that if the Closing provided for in Section 4 of this Agreement is consummated, then the Fixed Fee (as defined in Section 4.02 of the Management Agreement) and the $500,000 fixed portion of the Management Fee (as defined in Section 4.03 of the Management Agreement) shall accrue pro rata and be paid by SYN to EGC for the period ending with the termination of the Management Agreement.

     Section 6.     Confidentiality; Public Announcement.

     6.1. Each party hereto will hold in confidence and not divulge the financial terms of this Agreement, or the financial terms of the transactions contemplated hereby, except for (a) disclosures made pursuant to Section 6.2 below, (b) disclosures required by law, and (c) disclosure of information that already has been publicly disclosed without violation of this Agreement.

     6.2. Each of the parties hereto agrees that it will not issue any press release or otherwise make any public statement or respond to any press inquiry with respect to this Agreement, or the transactions contemplated hereby, without the prior approval of the other party (which approval will not be unreasonably withheld), except as may be required by applicable law, provided that (a) it is recognized and agreed that (i) NGC, or its parent Northwestern Public Service Company ("NWPS"), may make an appropriate public announcement, as well as appropriate disclosures in filings (A) under the Securities Exchange Act of 1934, as amended, with the Securities and Exchange Commission and the New York Stock Exchange, and/or
(B) under the Securities Act of 1933, as amended, in connection with financing transactions, including a possible MLP Transaction, (ii) EGC may make an appropriate public announcement, as well as appropriate disclosures in filings under the Securities Exchange Act of 1934, as amended, with the Securities and Exchange Commission and the New York Stock Exchange, and
(iii) the parties hereto may make disclosures to existing and prospective financing sources and related parties (such as rating agencies) according to their respective business needs and the need to obtain consents from such sources, as well as disclosures on a "need to know" basis to the parties' shareholders, noteholders, accountants and attorneys, in each case provided that confidential treatment is required by the disclosing parties of the parties receiving such disclosures. Each party shall give the other parties a copy of any public statement issued or filing made which contains any such disclosure prior to the issuance or filing of any such statement, provided that such copy and the information herein shall be held in confidence by the recipient until such statement is filed.

     Section 7. Transition Upon Termination. In the event of the termination of the Management Agreement pursuant to Section 4.3 herein, then the provisions in Section 11.02(a) of the Management Agreement shall remain in force and be performed by the parties thereto, except that (a) such provisions shall remain in force and be performed by the parties thereto only for a period not to exceed 365 days after the date of such termination (the "Transition Period"), (b) SYN, after consulting with EGC to obtain EGC's recommendations for a transition plan, shall provide EGC with a written transition plan (the "Transition Plan") in advance of such termination of the Management Agreement, setting forth a plan for proportionately reducing EGC's assistance on a specified time schedule, and
(c) in lieu of the provisions in said Section 11.02(a) for compensation of EGC for its personnel and facilities during such period, EGC shall be entitled only to be reimbursed for its out-of-pocket expenses paid to non-affiliated third parties incurred in connection with its cooperation during such period and to be paid (i) a Fixed Fee (as defined in Section 4.02 of the Management Agreement) which shall reduce in amount, in accordance with the Transition Plan, as EGC's fixed operating overhead is reduced relative to the reduction of EGC's services in accordance with the Transition Plan, and (ii) a pro rata portion of the $500,000 fixed portion of the Management Fee (as defined in Section 4.03 of the Management Agreement).

     Section 8. Power and Authority. Each of the parties hereto represents and warrants to the other parties hereto that it has all necessary corporate power and authority with respect to, and that all necessary corporate action on its part has been taken to authorize, its execution, delivery and performance of this Agreement; and each of the parties has delivered to the other parties evidence of the taking of such corporate action.

     Section 9.     Miscellaneous.

     9.1. Expenses. Whether or not the transactions contemplated by this Agreement are consummated, each party hereto shall each pay its own expenses incident to the negotiation, preparation, execution, delivery and performance hereof, including, without limitation, the fees and expenses of its counsel.

     9.2. Complete Agreement; Waiver and Modification, Etc. This Agreement (including the Exhibits to this Agreement) constitutes the entire agreement between the parties pertaining to the subject matter hereof, including the operation and ownership of the LP gas business of SYN, EGC, Energy, CGI and any subsidiary of any of them or of NGC, and supersedes all prior and contemporaneous agreements and understandings of the parties. There are no representations or warranties by any party hereto with respect to this Agreement and the transactions provided for herein, except those expressly stated or provided for herein, any implied warranties being hereby expressly disclaimed. No amendment of, supplement to or termination of this Agreement, and no waiver of any of the provisions hereof, shall be binding on a party hereto unless made in a writing signed by that party.

     9.3. Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing and shall be given by delivery (by mail or otherwise) or transmitted to the address or facsimile number listed below, and will be effective (in all cases) upon receipt. Without limiting the generality of the foregoing, a mail, express, messenger or other receipt signed by any person at such address shall conclusively evidence delivery to and receipt at such address, and any printout showing successful facsimile transmission of the correct total pages to the correct facsimile number shall conclusively evidence transmission to and receipt at such facsimile number.

     (a)  If to SYN, to:

          SYN Inc.
          c/o Northwestern Growth Corporation
          33 Third Street, S.E.
          Huron, South Dakota 57350
          Fax No.  (605) 353-8586

          Attention: Richard R. Hylland, Vice Chairman

          with copies to (if EGC is not the party giving notice) EGC and to:

          Guilfoil Petzall & Shoemake
          Suite 2000
          100 North Broadway
          St. Louis, Missouri 63102
          Fax No.  (314) 241-2389

          Attention: Jim J. Shoemake, Esq.

     (b)  If to NGC, to:

          Northwestern Growth Corporation
          33 Third Street, S.E.
          Huron, South Dakota 57350
          Fax No.  (605) 353-8586

          Attention: Richard R. Hylland, President

     (c)  If to EGC, to:

          Empire Gas Company
          P.O. Box 303
          1700 South Jefferson
          Lebanon, Missouri 65536
          Fax No.  (417) 532-8529

          Attention: Paul S. Lindsey, Jr., President

          with a copy to:

          Guilfoil Petzall & Shoemake
          Suite 2000
          100 North Broadway
          St. Louis, Missouri 63102
          Fax No.  (314) 241-2389

          Attention: Jim J. Shoemake, Esq.

Any party may change its address or facsimile number for purposes of this
Section 9.3 by giving the other party written notice of the new address or facsimile number in accordance with this Section 9.3, provided it is a normal street address, or normal operating facsimile number, in the continental United States.

     9.4. Law Governing. This Agreement shall be interpreted in accordance with and governed by the laws of the State of Missouri, without regard to principles of conflicts of laws.

     9.5. Headings; References; "Hereof," Etc. The Section headings in this Agreement are provided for convenience only, and shall not be considered in the interpretation hereof. References herein to Sections or Exhibits refer, unless otherwise specified, to the designated Section of or Exhibit to this Agreement. Terms such as "herein," "hereto" and "hereof" refer to this Agreement as a whole.

     9.6. Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the heirs, executors, administrators and successors of the parties hereto, but no right or liability or obligation arising hereunder may be assigned by any party hereto without the written consent of each other party.

     9.7. Counterparts, Separate Signature Pages. This Agreement may be executed in any number of counterparts, or using separate signature pages. Each such executed counterpart and each counterpart to which such signature pages are attached shall be deemed to be an original instrument, but all such counterparts together shall constitute one and the same instrument.

     9.8. Severability. In the event any provision of this Agreement shall be declared by a court or arbitrator to be void or unenforceable, then such provision shall be severed from this Agreement without affecting the validity and enforceability of any of the other provisions hereof, and the parties shall negotiate in good faith to replace each such unenforceable or void provision with a similar clause to achieve, to the extent permitted under law, the purpose and intent of each provision declared void and unenforceable.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement by their officers hereunto duly authorized as of the date first above written.

                                   Empire Gas Corporation



                                   By /s/ Paul S. Lindsey, Jr.
                                        President

                                   Northwestern Growth Corporation



                                   By /s/ Richard R. Hylland
                                        President

                                   SYN Inc.



                                   By /s/ Paul S. Lindsey, Jr.
                                        President

     Joined in for the limited purpose of agreeing to the provisions relating to him in Section 3(e) and Section 4.1:



                                   /s/ Paul S. Lindsey, Jr.
                                   Paul S. Lindsey, Jr.


EXHIBIT A

AGREEMENTS TO BE TERMINATED

1. Management Agreement, dated May 17, 1995, among EGC, NGC and SYN, as amended to date and as the same hereafter may be amended

2. Agreement Among Initial Stockholders and SYN, dated as of May 17, 1995, among EGC, NGC and SYN, as amended and restated to date and as the same hereafter may be amended

3. Management Agreement, dated December 7, 1995, among EGC, NGC and Myers, as the same may have been amended to date and as the same hereafter may be amended

4. Agreement Among Stockholders and Myers, dated as of December 7, 1995, among EGC, NGC and Myers, as the same may have been amended to date and as the same hereafter may be amended
EXHIBIT B

EMPLOYEES TO BE RETAINED BY SYN

Name                   Title                           Annual Salary

Robert Zola            Regional Manager                $55,000.00

Gary Herrington        Regional Manager                $52,000.00

Sherman Murray         Regional Manager                $47,500.00

Frank Weeks            Regional Manager                $52,000.00

David Poole            Regional Manager

Rick Kramer            Dept Manager - Supply           $38,500.00

Mitch Dane             Asst Dept Mgr - Assets          $19,750.00

Cliff Conquest         Asst Dept Mgr - Synergy
                       Accounting                      $48,500.00

Bill MacWilliams       Marketing Manager               $52,500.00

Jerry Lien             Dept Manager - Payroll          $40,000.00

In addition, EGC may supplement this Exhibit prior to the Closing of the Transactions by adding up to ten (10) assistant managers/clerical employees.

Note:     Annual salaries do not include commissions and bonuses.

EXHIBIT C

DESCRIPTION OF PRT STOCK AND
LIST OF TRANSPORTATION ASSETS

1.   15 shares of Class B Common Stock of Propane Resources Transportation,
     Inc.

2.   The list of the transportation assets is attached.